The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

JOC O’ROURKE TO SUCCEED JIM PROKOPANKO
AS MOSAIC PRESIDENT AND CEO
Transition to occur on August 5, 2015
Plymouth, MN, May 13, 2015 - The Mosaic Company (MOS) announced today that its Board of Directors has elected James “Joc” C. O’Rourke, currently Executive Vice President - Operations and Chief Operating Officer, to succeed James T. Prokopanko as President and Chief Executive Officer, effective August 5, 2015. After that date, Mr. Prokopanko will serve as Senior Advisor until his planned retirement on January 4, 2016.
“Jim’s leadership over the past eight and a half years helped build a strong, innovative company with a culture of integrity and an emphasis on execution. My fellow directors and I wish him only the best, and we respect his decision to retire,” said Robert L. Lumpkins, Chairman of Mosaic’s Board of Directors. “The Board has full confidence in Joc and the rest of Mosaic’s talented management team. Together, they will help Mosaic build on Jim’s legacy of success for our employees, customers, investors, communities and other stakeholders.”
“I am quite proud of our accomplishments during Mosaic’s first decade and am confident that Joc will help lead Mosaic to new heights,” Mr. Prokopanko said. “It has been a great privilege to serve as CEO and help build the world’s leading crop nutrition company alongside some of the most talented people I have ever known. I deeply appreciate the outpouring of support I received during my illness last year, and I am happy to be healthy today. I plan to enjoy my good health with my family.”
“I am grateful for the support of the Board of Directors and my exceptional colleagues on Mosaic’s management team,” said Mr. O’Rourke. “Jim’s leadership took Mosaic from its early days to a company that boasts the best combination of people, assets, innovation and global reach in the crop nutrition industry. We will maintain our steadfast focus on our customers and other stakeholders, and we will use today’s solid foundation as a platform for further growth.”

Mr. O’Rourke, 54, has served as Mosaic’s Executive Vice President - Operations and Chief Operating Officer since 2012 and joined the company as Executive Vice President-Operations in 2009. Prior to joining Mosaic, Mr. O’Rourke was President, Australia Pacific for Barrick Gold Corporation, the largest gold producer in Australia, where he was responsible for the Australia Pacific Business Unit consisting of ten gold and copper mines in Australia and Papua New Guinea. Before that, Mr. O’Rourke held various management, engineering and other roles in the mining industry in Canada and Australia. He holds a bachelor’s degree in mining and mineral engineering from the University of British Columbia, and a master’s degree in business administration from INSEAD in Fontainebleau, France.
No other changes to the Senior Leadership Team are anticipated at this time.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

###
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risk that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.